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Exhibit 23.1

Independent Auditors' Report on Schedule and Consent

The Board of Directors
TriQuint Semiconductor, Inc.

        Under date of February 5, 2002, we reported on the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, as contained in the annual report on Form 10-K for the year 2001. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

        The consolidated financial statement schedule as of December 31, 2000 and for each of the years in the two-year period ended December 31, 2000 have been restated to reflect the pooling of interests transaction with Sawtek, Inc, a wholly-owned subsidiary. We did not audit the financial statement schedule of Sawtek Inc. The schedule reflects Sawtek Inc. allowance for doubtful accounts Additions Charged to Costs and Expenses, Deductions and Balance as of and for the year ended September 30, 2000 of $130, $14 and $690, respectively and as of and for the year ended September 30, 1999 of $55, $6 and $574, respectively. The schedule also reflects Sawtek Inc. inventory valuation reserve Additions Charged to Costs and Expenses, Deductions and Balance as of and for the year ended September 30, 2000 of $1,508, $191 and $3,426, respectively and as of and for the year ended September 30, 1999 of $130, $139 and $2,109, respectively. That schedule was audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Sawtek, Inc as of September 30, 2000 and for each of the years in the two-year period ended September 30, 2000 is based solely on the report of the other auditors. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole and the report of other auditors, presents fairly in all material respects the information set forth therein.

        We consent to incorporation by reference in the Registration Statements (Nos. 333-08891, 333-48883, 333-66707, 333-81273, 333-39730, 333-61582 and 333-65850) on Form S-8 and the Registration Statement (No. 333-36112) on Form S-3 of TriQuint Semiconductor, Inc. of our report dated February 5, 2002, relating to the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the annual report on Form 10-K of TriQuint Semiconductor, Inc. for the year 2001.

                      /s/ KPMG LLP

Portland, Oregon
March 26, 2002

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  Exhibit 23.1